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                                                                    EXHIBIT 99.2

                    [EOTT ENERGY PARTNERS, L.P. LETTERHEAD]

                   EOTT RECEIVES APPROVAL OF FIRST-DAY MOTIONS
                 FOR VOLUNTARY PRE-NEGOTIATED RESTRUCTURING PLAN


HOUSTON, OCT. 9, 2002- EOTT Energy Partners, L.P. (NYSE: EOT) today announced that the U.S. Bankruptcy Court for the Southern District of Texas in Corpus Christi approved the company's first-day motions.

"We are very pleased that the Bankruptcy Court has approved our first-day motions. These approvals authorize us to protect our producers and our crude oil and feedstock suppliers, as well as our critical vendors and employees, and ensure that we will be able to implement our restructuring plan in a timely manner," said EOTT President Dana R. Gibbs. "With these issues resolved, we can now move on to the business of restoring our customers' confidence in EOTT, work toward achieving the level of business activities that existed in the past and start our growth strategies."

The company said reaction to today's news from EOTT's customers, vendors and employees has been very positive. As announced earlier today and as reviewed with the court, the company anticipates emerging from restructuring activities in early 2003.

The Court's first-day orders authorize EOTT to, among other things:

         o Continue to pay all crude oil and feedstock suppliers for pre- and post-petition amounts due;

         o Continue to pay critical vendors in the ordinary course of business, for pre- and post-petition amounts due;

         o        Continue employee regular pay and benefits.

The judge's first-day orders will permit EOTT to conduct business with minimal disruptions during the reorganization process. The approval follows EOTT's filing on October 8 for a voluntary, pre-negotiated restructuring plan under which the company will reduce its debt, restructure its finances and formalize a complete legal separation from Enron.



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The case has been assigned to the Honorable Richard Schmidt under case number
02-21730 EOTT Energy Partners, L.P.

ABOUT EOTT

For current information on the plan of reorganization, please see updates at www.eott.com.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. The partnership's common units are traded on the New York Stock Exchange under the ticker symbol "EOT".

SAFE HARBOR STATEMENT

This press release includes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, approval by the Bankruptcy Court of the pre-negotiated restructuring plan, EOTT's ability to successfully operate under the plan once approved and implemented, EOTT's ability to maintain its critical commercial relationships, demand for various grades of crude oil and the resulting changes in pricing conditions, the success of the partnership's risk management activities, the partnership's success in its continuing efforts to reduce costs, and general conditions in the oil and gas and financial markets during the periods covered by the forward-looking statements.



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